Exhibit 10.25

AMENDMENT AGREEMENT NO. 4

to that certain

LOAN AND SECURITY AGREEMENT

This AMENDMENT AGREEMENT NO. 4 (this “Amendment”), dated as of July 21, 2004, is among GANDER MOUNTAIN COMPANY (the “Borrower”), FLEET RETAIL GROUP, INC. (f/k/a Fleet Retail Finance, Inc.) and the other lending institutions from time to time party to the Loan Agreement (as hereinafter defined) (collectively, the “Revolving Credit Lenders”), and FLEET RETAIL GROUP, INC. as agent (the “Agent”) for itself and the other Revolving Credit Lenders.

WHEREAS, the Borrower, the Agent and the Revolving Credit Lenders are parties to that certain Loan and Security Agreement, dated as of December 19, 2001 as amended by the Amendment Agreement No. 1, dated as of May 23, 2003, the Amendment Agreement No. 2, dated as of June 4, 2003 and the Amendment Agreement No. 3, dated as of January 2, 2004 (as so amended and as otherwise amended and in effect from time to time, the “Loan Agreement”), pursuant to which the Revolving Credit Lenders, upon certain terms and conditions, have agreed to make loans to, and to cause the issuance of letters of credit for the benefit of, the Borrower;

WHEREAS, the Borrower has requested that the Agent and the Revolving Credit Lenders agree, and the Agent and the Revolving Credit Lenders have agreed, on the terms and subject to the conditions set forth herein, to amend certain of the terms and provisions of the Loan Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

§1.          Defined Terms.    Capitalized terms which are used herein without definition and which are defined in the Loan Agreement shall have the same meanings herein as in the Loan Agreement.

§2.          Amendments to Loan Agreement.

(a)           Article I of the Loan Agreement is hereby amended by inserting the following new definition in the appropriate alphabetical order:

““GAAP EBITDA”: With respect to any fiscal period, an amount equal to the sum of (a) Net Income of the Borrower for such fiscal period, plus (b) in each case to the extent deducted in the calculation of Net Income and without duplication, (i) depreciation and amortization for such fiscal period, plus (ii) income tax expense for such fiscal period, plus (iii) Interest Expense paid or accrued during such fiscal period, plus (iv) other noncash charges for such fiscal period (excluding LIFO reserves), all as determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income or expense.”.

(b)           The definition of “Applicable Margin” contained in Article I of the Loan Agreement is hereby restated in its entirety as follows:

““Applicable Margin”:  For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the Applicable Margin shall be the applicable margin per annum set forth in the table below opposite to the Borrower’s applicable EBITDA as determined for the applicable period consisting of the twelve (12) consecutive months ending on or about the calendar quarter ending immediately prior to the applicable Rate Adjustment Period pertaining to such Adjustment Date :

LEVEL	EBITDA	LIBOR RATE APPLICABLE MARGIN	BASE RATE APPLICABLE MARGIN
I	Greater than or equal to $42,500,000	1.75%	0.00%
II	Greater than or equal to $30,000,000 and less than $42,500,000	2.00%	0.50%
III	Less than $30,000,000	2.25%	0.75%

Notwithstanding the foregoing, (i) effective July 1, 2004, the Applicable Margin shall be set at the amount set forth opposite Level I above until the date immediately preceding the next Adjustment Date and (ii) if on any Adjustment Date the Borrower’s GAAP EBITDA is greater than or equal to $42,500,000 as determined for the period consisting of the twelve (12) consecutive months ending on or about the calendar quarter ended immediately prior to such Adjustment Date, than for the Rate Adjustment Period applicable to such Adjustment Date the LIBOR Rate Applicable Margin shall equal 1.50% and the Base Rate Applicable Margin shall equal 0.00%.

Furthermore, any delay by the Borrower in delivering the financial statements and reports required to be delivered by the Borrower pursuant to Section 6.5 shall, at the Agent’s option, result in the Applicable Margin being set at the amount set forth opposite Level III above or such other Level as determined by the Agent until the next Adjustment Date.”.

(c)           The definition of “Change in Control” contained in Article I of the Loan Agreement is hereby restated in its entirety as follows:

““Change in Control”: The occurrence of any of the following:

(a)           Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than members of the Erickson Family, the Holiday Companies or Affiliates of Holiday Companies becomes the “beneficial owner” (as defined in Rules 13d-3 and

13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Forty Percent (40%) or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

(b)           During any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).”.

(d)                                 Section 5.19 of the Loan Agreement is hereby restated in its entirety as follows:

5.19  BUSINESS PLAN.  The Borrower has provided to the Agent and the Lenders its Business Plan for the years 2001 through 2004 in connection with the Third Amendment to this Agreement dated January 2, 2004.

§3.          Affirmation and Acknowledgment of the Borrower.  The Borrower hereby ratifies and confirms all of its Obligations to the Revolving Credit Lenders, including, without limitation, the Revolving Credit Loans, and the Borrower hereby affirms its absolute and unconditional promise to pay to the Revolving Credit Lenders all indebtedness, obligations and liabilities in respect of the Revolving Credit Loans, the Letters of Credit, and all other amounts due under the Loan Agreement as amended hereby.  The Borrower hereby confirms that the Obligations are and remain secured pursuant to the Loan Documents and pursuant to all other instruments and documents executed and delivered by the Borrower as security for the Obligations.

§4.          Representations and Warranties.  The Borrower hereby represents and warrants to the Revolving Credit Lenders as follows:

(a)           The execution and delivery by the Borrower of this Amendment, and the performance by the Borrower of its obligations and agreements under this Amendment and the Loan Agreement as amended hereby, are within the corporate authority of the Borrower, have been duly authorized by all necessary corporate proceedings on behalf of the Borrower and do not and will not contravene any provision of law, statute, rule or regulation to which the Borrower is subject or any of the Borrower’s charter, other incorporation papers, by-laws or any stock provision or any amendment thereof or of any agreement or other instrument binding upon the Borrower, the non-compliance with which would materially adversely affect the business, assets or financial condition of the Borrower.

(b)             This Amendment and the Loan Agreement as amended hereby constitute legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights in general, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)           No approval or consent of, or filing with, any governmental agency or authority is required to make valid and legally binding the execution, delivery or performance by the Borrower of this Amendment or the Loan Agreement as amended hereby.

(d)           The representations and warranties contained in Article V of the Loan Agreement are true and correct at and as of the date made and as of the date hereof, except to the extent of changes resulting from transactions contemplated or permitted by this Loan Agreement and the other Loan Documents, changes which have been disclosed to the Agent and the Revolving Credit Lenders prior to the date hereof and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date.

(e)           The Borrower has performed and complied in all material respects with all terms and conditions herein required to be performed or complied with by it prior to or at the time hereof, and as of the date hereof, after giving effect to the provisions hereof, the Borrower is not InDefault and there exists no Event of Default.

§5.          Effectiveness.  This Amendment shall become effective upon the receipt by the Agent of each of the following:

(a)           a fully executed counterpart hereof signed by the Borrower and all Revolving Credit Lenders.

(b)           a certificate from a duly authorized officer of the Borrower, on behalf of the Borrower (i) of the due adoption, continued effectiveness, and setting forth the texts of, each corporate resolution adopted in connection with this Amendment and any other documents executed in connection therewith, and (ii) attesting to the true signatures of each Person authorized as a signatory.

§6.          Miscellaneous Provisions.

(a)           Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the Loan Agreement shall remain the same.  It is declared and agreed by each of the parties hereto that the Loan Agreement, as amended hereby, shall continue in full force and effect, and that this Amendment and the Loan Agreement shall be read and construed as one instrument.

(b)           This Amendment is intended to take effect as an agreement under seal and shall be construed according to and governed by the laws of The Commonwealth of Massachusetts.

(c)           This Amendment may be executed in any number of counterparts, but all such counterparts shall together constitute but one instrument.  In making proof of this Amendment it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought.

(d)           The Borrower agrees to pay to the Agent, on demand by the Agent, all reasonable out-of-pocket costs and expenses incurred or sustained by the Agent in connection with the preparation of this Amendment (including reasonable legal fees).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

GANDER MOUNTAIN COMPANY

By:	/s/ Sharon K. Link
Title: SVP - Finance and Administration

FLEET RETAIL GROUP, INC. (f/k/a Fleet Retail Finance, Inc.), as Agent and as a Revolving Credit Lender

By:	/s/	Sally A. Sheehan
Name:		Sally A. Sheehan
Title:		Managing Director Fleet Retail Group

WELLS FARGO FOOTHILL, INC. (f/k/a Foothill Capital Corporation), as Syndication Agent and as a Revolving Credit Lender

By:	/s/	Brad Engel
Name:		Brad Engel
Title:		Assistant Vice President

THE CIT GROUP/BUSINESS CREDIT, INC.,
as a Revolving Credit Lender

By:	/s/	Adrian Avales
Name:		Adrian Avales
Title:		Vice President

WEBSTER BUSINESS CREDIT CORPORATION (f/k/a/ Whitehall Business Credit Corporation), as a Revolving Credit Lender

By:	/s/	Evan Israelson
Name:		Evan Israelson
Title:		Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as a Revolving Credit Lender

By:	/s/	Kristina M. Miller
Name:		Kristina M. Miller
Title:		By Authorized Signatory

UBS AG, STAMFORD BRANCH

By:	/s/	Wilfred V. Saint
Name:		Wilfred V. Saint
Title:		Director Banking Products Services, US

By:	/s/	Winslowe Ogbourne
Name:		Winslowe Ogbourne
Title:		Associate Director Banking Products Services, US